Cumberland House 1 Victoria Street Hamilton HM 11 P.O. Box HM 98 Hamilton HM AX Bermuda (441) 296-7667 fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	John Lockwood Annuity & Life Re (Holdings), Ltd. 441-296-7667

ANNUITY & LIFE RE JUNE 30, 2004 EARNINGS REPORT

Hamilton, Bermuda, August 5, 2004, 6:00 p.m. ET – Annuity and Life Re (Holdings), Ltd. (OTC Pink Sheets: ANNRF) today reported financial results for the three month period ended June 30, 2004. The Company reported a net loss of $(6,430,378) or $(0.25) per fully diluted share for the three month period ended June 30, 2004, as compared to a net loss of $(68,716,440) or $(2.66) per fully diluted share for the three month period ended June 30, 2003. The second quarter 2004 loss includes a $5 million charge for the expected cost of settling the purported shareholder class action lawsuit against the Company and certain of its present and former officers and directors, as well as a net loss of $1.8 million on the Company’s annuity reinsurance agreement with Transamerica. The net loss on the Transamerica contract is primarily the result of minimum interest guarantee payments of $3.6 million, amortization of deferred acquisition costs of $2.8 million and reduced investment income from the contract, partially offset by a contingency reserve release of $5.0 million as a result of the recently announced settlement of the Company’s dispute with Transamerica.

Net realized investment losses for the three month period ended June 30, 2004 were $(137,885), as compared with net realized investment gains of $4,896,176 for the three month period ended June 30, 2003.

Unrealized losses on the Company’s investments were $(768,803) as of June 30, 2004, as compared to gains of $1,840,849 at December 31, 2003. The Company’s investment portfolio currently maintains an average credit quality of AA. Cash used by operations for the six months ended June 30, 2004 was $28,918,798, as compared to cash used by operations of $86,149,537 for the six month period ended June 30, 2003. The cash used by operations in the six months ended June 30, 2004 includes payments made in connection with the settlement of the Met Life recapture and payments made to Transamerica under an annuity reinsurance agreement.

Book value per share at June 30, 2004 was $4.81, as compared to $5.11 at December 31, 2003. The Company adopted SOP 03-1 effective as of January 1, 2004, which required it to increase its liabilities by approximately $36.6 million and its deferred acquisition costs by approximately $36.2 million. As a result, the Company’s tangible book value, which is GAAP book value less deferred acquisition costs, declined from $2.50 per share at December 31, 2003 to $1.12 as of January 1, 2004. Tangible book value per share then decreased to $1.07 at June 30, 2004.

Jay Burke, the Company’s Chief Executive Officer, commented:

“While we reported a loss for the quarter, it was primarily driven by the tentative settlement of the purported shareholder class action lawsuit.

We also had a loss from the Transamerica contract. This loss was the result of poor performance of the underlying assets, which are managed by AMERUS Capital Management, and would have been substantially larger had we not been able to release the $5.0 million of contingency reserves.

As we previously announced we have been delisted from the New York Stock Exchange. We are currently trading in the pink sheets and are attempting to move to the OTC – Bulletin Board. We plan to seek a listing on the NASDAQ – Small Cap Market.”

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

Conference Call Information

August 6, 2004 9:00 a.m. Eastern Time
719-457-2661 or 800-946-0785, Code # 310728

The call will be available for replay for seven days following the conference call. The replay numbers are: 719-457-0820 or 888-203-1112, Code # 310728

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could materially and adversely affect the Company’s operations and financial condition and/or cause the Company’s actual results of operations or financial condition to differ from those expressed or implied in the Company’s forward-looking statements include, but are not necessarily limited to, the Company’s ability to meet the obligations associated with the Company’s current business and to fund the Company’s continuing operations; the Company’s ability to reduce or otherwise satisfy the Company’s collateral obligations; the outcome of pending legal proceedings involving the Company; the Company’s ability to obtain adequate financial ratings; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; the Company’s success in managing its investments; the Company’s ability to list its common shares on a national exchange or automated quotation system; changes in mortality, morbidity and claims experience; the Company’s ability to make accurate estimates and assumptions regarding future mortality, persistency, lapses, expenses and investment performance based upon historical results and information provided to it by its cedents; the Company’s ability to underwrite business; unanticipated withdrawal or surrender activity; changes in market conditions, including changes in interest rate levels; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the Company’s ability to attract and retain clients; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation that directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on the Company’s behalf.

This press release and the attached financial statements are available in the “Press Releases” section of the Company’s website at www.alre.bm/releases_2004.html. Certain financial information that has been made available to financial analysts, and which may be discussed on the conference call, is available in the “Financial Reports” section of the Company’s website at www.alre.bm/reports.html.